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Exhibit 3.6

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.

OPERATING AGREEMENT
FOR
LECG, LLC

        This Operating Agreement, effective as of June 5, 2000 (the "Effective Date") is made by LECG Holding Company, LLC, a California limited liability company (the "Member"), with reference to the following facts:

        A.    On the Effective Date, Articles of Organization for LECG, LLC (the "Company"), a limited liability company organized under the laws of the State of California, were filed with the California Secretary of State.

        B.    On August 10, 2000, Restated Articles of Organization for the Company were filed with the California Secretary of State to reflect the reorganization of the Company as a single-member limited liability company.

        C.    The Member desires to adopt and approve an Operating Agreement for the Company.

        NOW, THEREFORE, for good and valuable consideration, it is agreed:

ARTICLE 1: DEFINITIONS

        The following capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement and when not so defined shall have the meanings set forth in California Corporations Code section 17001.

        1.1 "Act" means the Beverly-Killea Limited Liability Company Act (California Corporations Code sections 17000-17705), including amendments from time to time.

        1.2    "Agreement" means this Operating Agreement, as originally executed and as amended from time to time.

        1.3    "Articles of Organization" is defined in California Corporations Code section 17001(b) as applied to the Company.

        1.4    "Capital Contribution" means the amount of the money and the fair market value of any property (other than money) contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take "subject to" under IRC section 752) in consideration of the membership interest in the Company held by the Member. A Capital Contribution shall not be deemed a loan.

        1.5    "Code" or "IRC" means the Internal Revenue Code of 1986, as amended, and any successor provision.

        1.6    "Company" means LECG, LLC, a California limited liability company.

        1.7    "Effective Date" means June 5, 2000.

        1.8    "Indemnitee" shall have the meaning given such term in Section 9.7.

        1.9    "Losses" is defined in the section below defining "Profits" and "Losses."

        1.10    "Member" means LECG Holding Company, LLC, a California limited liability company.

        1.11    "Person" means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

        1.12    "Profits" and "Losses" means, for each fiscal year or other period specified in this Agreement, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with IRC section 703(a).

        1.13    "Regulations" means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code, as such Regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.

ARTICLE 2: ARTICLES OF ORGANIZATION

        2.1    Formation.    This California limited liability company has been formed under the laws of the State of California by filing the Articles of Organization with the California Secretary of State and the execution of this Agreement. The rights and liabilities of the Member shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

        2.2    Name.    The name of the Company shall be LECG, LLC.

        2.3    Principal Executive Office.    The principal executive office of the Company shall be at 2000 Powell Street, Suite 600, Emeryville, California 94608, or such other place or places as may be determined by the Member from time to time.

        2.4    Agent for Service of Process.    The initial agent for service of process on the Company shall be David Teece. The Member may from time to time change the Company's agent for service of process.

        2.5    Purpose.    The Company will be formed for the purposes of engaging in any lawful act or activity for which a limited liability company may be organized under the Act.

        2.6    Term.    The term of existence of the Company shall commence on the Effective Date and shall continue until terminated by the provisions of this Agreement or as provided by law.

ARTICLE 3 : CAPITALIZATION

        3.1    Capital Contribution.    The Member shall contribute to the capital of the Company as the Member's Capital Contribution the money and property specified in Exhibit A to this Agreement. The fair market value of each item of contributed property as agreed between the Company and the Member contributing such property is set forth in Exhibit A. The Member may, but shall not be obligated to, make additional Capital Contributions.

        3.2    No Personal Liability.    The Member shall not be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Company except as otherwise provided in the Act or in this Agreement.

ARTICLE 4 : ALLOCATIONS AND DISTRIBUTIONS

        4.1    Allocation.    The Profits and Losses of the Company and all items of Company income, gain, loss, deduction, or credit shall be allocated, for Company book purposes and for tax purposes, to the Member.

        4.2    Distributions.    The Member from time to time may determine the amount of cash and other property of the Company that is not reasonably necessary for the operation of the Company and is available for distribution to the Member and, in its discretion, may cause the Company to distribute such cash and property to the Member, subject to any limitations imposed by the Act and any contractual obligations of the Company.

ARTICLE 5 : MANAGEMENT

        5.1    Management by Member.    The business of the Company shall be managed by the Member.

        5.2    Officers.    Member may appoint a President or other officers to exercise authority of Member with authority that the Member may specify.

        5.3    Assets in Name of Company.    All assets of the Company, whether real or personal, shall be held in the name of the Company.

        5.4    Accounts.    All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Member. Withdrawal from such accounts shall require the signature of such person or persons as the Member may designate.

ARTICLE 6 : ACCOUNTS AND RECORDS

        6.1    Books of Account.    Complete books of account of the Company's business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company's principal executive office.

        6.2    Method of Accounting.    Financial books and records of the Company shall be kept on the cash method of accounting, which shall be the method of accounting followed by the Company for federal income tax purposes. A balance sheet and income statement of the Company shall be prepared promptly following the close of each fiscal year in a manner appropriate to and adequate for the Company's business and for carrying out the provisions of this Agreement. The fiscal year of the Company shall be January 1 through December 31.

        6.3    Records.    At all times during the term of existence of the Company, and beyond that term if the Member deems it necessary, the Member shall keep or cause to be kept the books of account referred to in Section 6.1 and the following:

        6.3.1    A current list of the full name and last known business address of the Member, together with the Capital Contribution and the share in Profits and Losses of the Member;

        6.3.2    A copy of the Articles of Organization, as amended;

        6.3.3    Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

        6.3.4    Executed counterparts of this Agreement, as amended;

        6.3.5    Any powers of attorney under which the Articles of Organization or any amendments thereto were executed;

        6.3.6    Financial statements of the Company for the six most recent fiscal years; and

        6.3.7    The books and records of the Company as they relate to the Company's internal affairs for the current and past four fiscal years.

        6.4    Tax Information.    Within 90 days after the end of each taxable year of the Company, the Company shall send to the Member all information necessary for the Member to complete the

Member's federal and state income tax or information returns, and a copy of the Company's federal, state, and local income tax or information returns for such year.

ARTICLE 7 : RESTRICTIONS ON TRANSFER OF
MEMBERSHIP INTEREST

        7.1    Transfer.    Subject to applicable law, the Member may assign or transfer all or part of its membership interest in the Company (including, but not limited to, granting security interests in such membership interest or transferring such membership interest by reason of a merger, consolidation or other similar transaction involving the Member) at any time to any Person. Without any further action by the assignor Member or assignee of the membership interest, such assignee of the Member's membership interest shall be admitted as a Member of the Company and thereafter shall be deemed a Member for all purposes under the Agreement, and the assignor, if it has assigned all of its interest in the Company, shall be withdrawn as a Member of the Company.

ARTICLE 8 : DISSOLUTION AND WINDING UP

        8.1    Dissolution Event.    The Company shall be dissolved on the first to occur of the following events:

        8.1.1    The decision of the Member to dissolve the Company.

        8.1.2    The sale or other disposition of substantially all of the Company's assets.

        8.1.3    Entry of a decree of judicial dissolution pursuant to California Corporations Code section 27351.

        8.2    Winding Up.    On the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company. The Member shall wind up the affairs of the Company and give written Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts of the Company (except debts owing to the Member), the remaining assets of the Company shall be distributed or applied in the following order of priority:

        8.2.1    To pay the expenses of liquidation.

        8.2.2    To repay outstanding loans to the Member.

        8.2.3    To the Member.

ARTICLE 9 : GENERAL PROVISIONS

        9.1    Entire Agreement.    This Agreement constitutes the whole and entire agreement with respect to the subject matter of this Agreement.

        9.2    Governing Law; Severability.    This Agreement shall be construed and enforced in accordance with the internal laws of the State of California. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

        9.3    Headings.    The article, section, and paragraph titles and headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions.

        9.4    Amendment.    This Agreement may be altered, amended, or repealed only by a writing signed by the Member.

        9.5    Time of the Essence.    Time is of the essence of every provision of this Agreement that specifies a time for performance.

        9.6    No Third Party Beneficiaries.    This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

        9.7    Indemnification.    The Company shall indemnify and hold harmless the Member and any members, managers, stockholders, directors, partners, officers, employees and agents of the Member or the Company (individually, in each case, an "Indemnitee"), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, regardless of whether the Indemnitee continues to be the Member or a member, manager, stockholder, director, partner, officer, employee or agent, at the time any such liability or expense is paid or incurred; provided, however, that this provision shall not eliminate or limit the liability of an Indemnitee (i) for any breach of the Indemnitee's duty of loyalty to the Company or the Member or (ii) for acts or omissions which involve intentional misconduct, gross negligence or a knowing violation of law. The Company may advance expenses (including attorneys' fees and disbursements) incurred by an Indemnitee in advance of the final disposition of an action, suit or proceeding upon the receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to indemnification under this Section 9.7.

        9.8    Company a Limited Liability Company.    The Member intends the Company to be a limited liability company under the Act.

        IN WITNESS WHEREOF, the Member has executed or caused to be executed this Agreement on the day and year first above written.

LECG HOLDING COMPANY, LLC,
a California limited liability company

By:	/S/ J. GEOFFREY COLTON J. Geoffrey Colton
Its:	Secretary

EXHIBIT A
(As of August 10, 2000)

THE MEMBER'S INITIAL CAPITAL CONTRIBUTION

Member's Name and Address	Money and Property Contributed	Fair MarketValue of Money and Property Contributed
LECG Holding Company, LLC 2000 Powell Street, Suite 600 Emeryville, California 94608	$100	$100

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  Exhibit 3.6
OPERATING AGREEMENT FOR LECG, LLC
ARTICLE 1: DEFINITIONS
ARTICLE 2: ARTICLES OF ORGANIZATION
ARTICLE 3 : CAPITALIZATION
ARTICLE 4 : ALLOCATIONS AND DISTRIBUTIONS
ARTICLE 5 : MANAGEMENT
ARTICLE 6 : ACCOUNTS AND RECORDS
ARTICLE 7 : RESTRICTIONS ON TRANSFER OF MEMBERSHIP INTEREST
ARTICLE 8 : DISSOLUTION AND WINDING UP
ARTICLE 9 : GENERAL PROVISIONS
EXHIBIT A (As of August 10, 2000) THE MEMBER'S INITIAL CAPITAL CONTRIBUTION